Hennessy Advisors, Inc. Acquires the BP Capital TwinLine Funds, Completing Its Tenth Asset Purchase

NOVATO, Calif., Oct. 26, 2018 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has completed the acquisition of assets related to the management of the BP Capital TwinLine Energy Fund and the BP Capital TwinLine MLP Fund. As a result, these funds will be reorganized into two newly formed series of Hennessy Funds, the Hennessy BP Energy Fund and the Hennessy BP Midstream Fund. This acquisition represents nearly $200 million in assets. BP Capital Fund Advisors, LLC will now sub-advise the new Hennessy BP Funds, meaning that the same portfolio managers who managed the portfolios in the past will continue to manage the portfolios going forward.

"Since 2002, we have been committed to our business model of growing organically and by acquisition, and this deal represents our tenth successful acquisition. We are excited to add these two energy funds, inspired by legendary energy investor T. Boone Pickens, to the Hennessy lineup," said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. "The Hennessy BP Energy Fund and the Hennessy BP Midstream Fund will complement the Hennessy Gas Utility Fund and allow us to offer investors a full suite of energy-related products."

"We want to thank the shareholders of the BP Capital TwinLine Funds for their vote of confidence, and we are excited to welcome them into the Hennessy family of Funds," said Teresa M. Nilsen, President and Chief Operating Officer. "We also welcome BP Capital Fund Advisors to our team of skilled sub-advisors, and we are committed to a smooth and seamless transition," she added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.
Neil J. Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, Phone: 800-966-4354